                                                                    EXHIBIT 99.1

                                 The MERGER of

                         Star Gas Partners, L.P. (Star)
                                      and
                   Petroleum Heat and Power Co., Inc. (Petro)

                                       A
                                   "POWER"ful
                                  Combination
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                   STAR GAS/PETRO...a "POWER"ful Combination

   Enclosed in this package are the details of an important merger that we are submitting to you for your approval.

   We will summarize some key points here, but we urge you to read the entire enclosed proxy for a complete description of our plan.
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                   STAR GAS/PETRO...a "POWER"ful Combination

                            A merger is proposed and
                       YOUR "FOR" VOTE IS VERY IMPORTANT
                   [In fact, not voting is the same as saying
                             ----------
                               no to the merger]
                               --

     The Star Gas/Petro merger unites the country's eighth largest propane distributor with the nation's leading distributor of home heating oil, and the principal consolidator of this highly fragmented industry.

                                                                       VOTE NOW!
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                   STAR GAS/PETRO...a "POWER"ful Combination


WHAT IS HAPPENING?


     You and your fellow unitholders/shareholders are being asked to vote on a proposal to merge Star Gas Partners, L.P. (Star) and Petroleum Heat and Power Co., Inc. (Petro).
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                   STAR GAS/PETRO...a "POWER"ful Combination

WHY?

 .  The Star/Petro Merger has been structured with the intent of providing an increase in the Parnership's cash flow.  Given Petro's strong position in the
   --------------------------------------
   home heating oil industry, it is the belief of the respective Boards and Managements that the Transaction will also provide the Partnership with an additional source of acquisition and expansion opportunities.

   Additionally, it is also anticipated that the larger size of the Partnership will:
 .  Enhance Common Unit market liquidity;
 . Raise investment community awareness; and, . Result in additional securities analyst research coverage

                   STAR GAS/PETRO...a "POWER"ful Combination

   Based on the expectation of the Partnership's enhanced cash flow, upon completion of the Transaction, Star Common Unitholders will receive an increase in their minimum quarterly distribution (MQD) from $2.20 to $2.30
   --------------------------------------------------------------------------
   per unit, on an annual basis.
   ----------------------------

   Star Subordinated Unitholders (former Petro Common Stockholders) will also receive an MQD of $2.30 annually, if earned on a cumulative basis, beginning with the quarter ending December 31, 1999 (first distribution is expected February 2000) and the Common Unitholders have received all of their distributions.
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                   STAR GAS/PETRO...a "POWER"ful Combination

Petro shareholders can determine approximately how many Star Gas Senior
   Subordinated Units they will receive following the consummation of the merger:

Petro shares owned prior to the merger      ________

multiplied by the exchange ratio         X   0.11758

= approximate Star Gas
  Senior Subordinated Units
  you will initially receive                ________
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                   STAR GAS/PETRO...a "POWER"ful Combination

VOTE NOW!

               Questions and Answers for
                  Petro Shareholders

What is being proposed?               Common stockholders are considering
                                      Star Gas Partners' acquisition of
                                      Petro, which is currently Star Gas
                                      Partners' largest equity owner and the
                                      parent of its current general partner.

What are Petro's reasons for
            the transaction?          Petro does not have the financial
                                      flexibility to fully capitalize upon
                                      the acquisition, operating and
                                      corporate-branding opportunities that
                                      result from its position as the
                                      principal consolidator in the home
                                      heating oil industry. This transaction
                                      will recapitalize Petro, providing it
                                      with access to lower cost capital to
                                      better realize these growth
                                      opportunities.

Which parts of the transaction
          are the Petro common
     stockholders considering?       Common stockholders are only voting on Star
                                     Gas Partners' acquisition of Petro.

When is the transaction expected
                        to occur?    Star Gas Partners and Petro anticipate
                                     completing the transaction in March 1999.

What do I need to do right now?      Common stockholders need to return the
                                     signed proxy card in the enclosed return
                                     envelope as soon as possible in order for
                                     their shares to be represented at the
                                     meetings. For more information on voting
                                     please call our proxy solicitor, Morrow &
                                     Co., at 1(800) 662-5200.

                                     The Petro board of directors unanimously recommends that common stockholders vote
                                     FOR the proposal to be acquired by Star Gas
                                     Partners.

What do I do with my certificates?   After the transaction is approved, common
                                     stockholders will receive written
                                     instructions on how to deliver their Petro
                                     stock certificates in exchange for senior
                                     subordinated units.

                                                       VOTE FOR THE ACQUISITION!
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                   STAR GAS/PETRO...a "POWER"ful Combination

VOTE NOW!
                      Questions and Answers for
                         Star Gas Unitholders

What is being proposed?               Common unitholders are considering Star
                                      Gas Partners' acquisition of Petro, which
                                      is currently Star Gas Partners' largest
                                      equity owner and the parent of its current
                                      general partner.

What are Star Gas Partners' reasons
               for the transaction?   Petro is the largest home heating oil
                                      distributor in the country and has been a
                                      principal consolidator of that highly
                                      fragmented industry. Star Gas Partners
                                      believes Petro's strong position in the
                                      home heating oil industry will provide
                                      Star Gas Partners with attractive
                                      acquisition and expansion opportunities.
                                      In addition, the acquisition of Petro has
                                      been structured with the intent of
                                      providing an increase in Star Gas
                                      Partners' cash flow. Based on this
                                      expectation, the minimum quarterly
                                      distribution will increase from $0.55 to
                                      $0.575 per unit, or from $2.20 to $2.30 on
                                      a yearly basis, upon completion of the
                                      transaction.

What are the proposals the Star
            Gas Partners common
      unitholders will vote on?       Common unitholders are voting on three
                                      proposals:

                                      .  The proposal to acquire Petro through a
                                         merger and an exchange of equity (i.e.,
                                         common stock of Petro for senior
                                         subordinated units of Star Gas
                                         Partners).
                                      .  The proposal to amend the partnership
                                         agreement to facilitate the
                                         transaction.
                                      .  The proposal to elect a new general
                                         partner.

When is the transaction expected
                       to occur?      Star Gas Partners and Petro anticipate
                                      completing the transaction in March 1999.

What do I need to do right now?       Common unitholders need to return the
                                      signed proxy card in the enclosed return
                                      envelope as soon as possible in order for
                                      their units to be represented at the
                                      meetings. For more information on voting
                                      please call our proxy solicitor, Morrow &
                                      Co., at 1(800) 662-5200.

                                      Based on the recommendation of a special committee of the Star Gas Corporation board of directors, the Star Gas
                                      Corporation board of directors unanimously recommends that the common unitholders vote FOR each of the proposals.

What do I do with my certificates?    Common unitholders should hold their unit
                                      certificates. Common units will continue
                                      to be listed and traded on the New York
                                      Stock Exchange.

                                                         VOTE FOR THE PROPOSALS!